JANUS ASPEN SERIES

JANUS INVESTMENT FUND

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series (“JAS”), a trust with transferable shares of the type commonly called a Delaware statutory trust (a “Trust”), and the Secretary of Janus Investment Fund (“JIF”), a trust with transferable shares of the type commonly called a Massachusetts business trust (a “Trust” and, collectively with JAS, the “Trusts”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS by its Amended and Restated Trust Instrument dated December 29, 2005, and of JIF by its Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, each as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not “interested persons” of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on June 22, 2017, the following resolution was adopted:

RESOLVED, that consistent with the recommendation of the Legal and Regulatory Committees, the Board of Trustees of Janus Investment Fund (“JIF”) and Janus Aspen Series (together with JIF, the “Trusts”) approves the extension of the Trusts’ participation in the existing joint insured bond issued by ICI Mutual Insurance Company through August 1, 2017.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 15th day of August, 2017.

/s/ Kathryn L. Santoro
Kathryn L. Santoro, Vice President

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn L. Santoro, Vice President of Janus Aspen Series and Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 15th day of August, 2017.

My Commission Expires:	/s/ Amber Joy Sanders
7/7/20	Amber Joy Sanders
Notary Public